Exhibit 10.w

Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340-9770
763-542-0500
763-542-0599 fax

September 15, 2014

Mr. Kenneth J. Pucel
2608 Crosby Road
Wayzata, MN 55391

Dear Ken:

On behalf of Polaris Industries Inc., I am pleased to offer you the position of Executive Vice President, Global Operations, Engineering and Lean.

I.	Title and reporting relationship
Your title is Executive Vice President, Global Operations, Engineering and Lean. You will report to the Chairman & CEO.

II.	Date of Employment
TBD

III.	Base Salary
Your annual base salary will be $570,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board of Directors. Your salary review date for 2015 will be April 1.

IV.	Cash Incentive Compensation
You will be an “A2” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target for the Senior Executive Annual Incentive Plan will be 100% of eligible earnings paid during a year, subject to adjustments by the Compensation Committee of the Board of Directors. For the 2014 performance period, paid out in 2015, you will be guaranteed a minimum of $570,000.

The performance threshold matrix is attached as Exhibit A and each year is approved at the January Compensation Committee meeting.

V.	Signing Bonus
You will also receive $250,000 (gross) lump sum bonus to be paid within three weeks of your start date.

In the event of your voluntary termination of employment within twenty-four (24) months after receiving the above compensation, in signing this letter you agree to immediately reimburse the Company this signing bonus on a prorated basis.

VI.	Long Term Incentive PRSU Plan (LTIP)
You will participate in the LTIP for Officers which is a 3 year performance cycle. Your first LTIP will be issued effective on your start date and will cover the performance cycle January 1, 2014 through December 31, 2016. The performance metrics for the LTIP are determined each year by the Compensation Committee of the Board of Directors during the January meeting. The target incentive opportunity will be expressed as a percentage of your total long term incentive. Your 2014 LTIP will be prorated from your start date. The performance threshold is attached as Exhibit B. Your performance based stock unit agreement will be in substantially the form of the agreement attached as Exhibit C.

VII.	Stock Options
You will be granted stock options to purchase 45,000 shares of Polaris Industries common stock. The grant date will be your first day of actual employment, and the options will have an exercise price equal to the closing price of Polaris stock on the grant date. 22,500 of the shares will have 2 year vesting; the remaining 22,500 shares will have 4 year vesting. We will provide you with a copy of the stock option agreement as soon as possible after your start date. Your stock option agreement will be in substantially the form of the agreement attached as Exhibit D.

You will be eligible for additional stock grants on a basis consistent with other similarly situated executives, subject to performance.

VIII.	Restricted Stock
You will be granted 50,000 shares of Polaris restricted stock. 20,000 of the shares will vest 1 year from the grant date. 10,000 of the shares will vest 2 years from the grant date. The remaining 20,000 shares will vest 3 years from the grant date which will be your start date. This award will be granted as soon as practical after the start of your employment and a draft form is attached as Exhibit E.

IX.	Benefits & Perquisites
At Polaris you will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax gross-ups are not provided for club initiation and dues, tax, estate and financial planning). Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed as Exhibit F.

X.	Equity Awards and Retirement
Future equity awards granted to you by Polaris will provide for accelerated vesting upon retirement on terms that are comparable to those in equity awards granted to you by your current company, including any limitations on such accelerated vesting during the first year of an award term. Upon your retirement, service based awards will have accelerated vesting and performance awards will vest pro-rata based on length of service during the performance period and achievement of performance metrics. Unexercised options will also have accelerated vesting upon retirement and will be exercisable until the expiration of the term of the option. For these purposes, “retirement” will mean any termination of your employment with Polaris, other than termination for cause, that occurs at or after you reach the age of 55 and have completed at least five years of service with Polaris.

XI.	Severance Agreement
When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you substantially in the form enclosed as Exhibit G.

XII.	Ownership Guidelines and Section 16 Reporting Obligations
Polaris has established stock ownership guidelines for the Board of Directors, Company Officers and Directors. The guidelines require executive officers to own a designated number of shares of the Company’s Common Stock (7x base salary for the Chief Executive Officer, 4x base salary for the Chief Operating Officer, Chief Financial Officer and this position, and 2x base salary for all other executive officers). A summary of the guidelines is enclosed as Exhibit H.

Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy.

As an officer of Polaris you are also subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and will be required to file reports with the SEC disclosing your holdings and transactions in Polaris’ equity securities. The Company will assist you in preparing and filing these reports with the SEC on a timely basis. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

This offer is contingent on approval of the Polaris Board of Directors. For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Polaris Industries. It, including any brochures provided to you by the Human Resources Department that may be amended by the Company in the future, constitutes and expresses the entire agreement regarding your employment.

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Ken we are very excited to have you join the Polaris team. We believe you can make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday, September 19, 2014 please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,

/s/ Scott W. Wine
Scott Wine
Chairman & CEO

Accepted and Confirmed:

/s/ Kenneth J. Pucel
Kenneth Pucel